Exhibit 99.1
News Release
Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com

DIAMONDBACK ENERGY, INC. ANNOUNCES FIRST QUARTER 2013
FINANCIAL AND OPERATING RESULTS

Midland, TX (May 7, 2013) – Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) today announced financial and operating results for the first quarter ended March 31, 2013.

During the first quarter of 2013, net income was $5.4 million, or $0.15 per diluted share. Net income for the first quarter includes a net unrealized gain on commodity derivatives of $1.5 million ($1.0 million net of tax), or $0.03 per share. Without the impact of this item, net income for the first quarter of 2013 would have been $4.4 million, or $0.12 per share.

HIGHLIGHTS

•
The ST NW 2501H in Midland County, with a 4,451’ lateral, was put on submersible pump and achieved a new peak 24 hour initial production (“IP”) rate of 1,054 Boe/d, with a peak 30 day average IP rate of 655 Boe/d (90% oil).

•	The Neal B Unit 8-2H in Upton County, with a 6,501’ lateral, was put on submersible pump and achieved a peak 24 hour IP rate of 1,134 Boe/d (88% oil).

•	Results from 8 horizontal Wolfcamp B wells have achieved peak 24 hour IP rates that averaged 836 Boe/d (87% oil) from lateral lengths that averaged 4,945’.

•	Lease Operating Expense (“LOE”) decreased 20% to $12.61/Boe in Q1 2013, from $15.68/Boe in Q4 2012, on a pro forma basis.

•	Q1 2013 exit rate production was 5.5 MBoe/d, a 21% increase from the pro forma Q4 2012 exit rate. Oil exit rate increased 38% over the same period.

•	Q1 2013 EBITDA was $20.3 million.

•	Diamondback’s borrowing base increased 33% to $180 million on May 6, 2013.

“During the first quarter of 2013, we continued to ramp production while executing on our initiatives to achieve best-in-basin margins. We are encouraged by the early success of our horizontal drilling program where we have averaged 24 hour IP rates from eight horizontal wells of 836 Boe/d (87% oil) with lateral lengths that average 4,945’. Each of these wells is performing at or above the type curve we predicted for these wells,” stated Travis Stice, Chief Executive Officer of Diamondback. Mr. Stice added, “Our operations team continues to improve performance by reducing cycle times and costs to a level we believe is among the best in the Midland Basin. Our Q1 2013 average well cost for short laterals was $6.0 million which is a 22% improvement over Q4 2012, and longer laterals averaged $7.8 million for Q1 2013 which is a 10% improvement over Q4 2012.  Finally, we are starting to realize the benefits from our infrastructure investments, reducing our total LOE 20% from the previous quarter to $12.61 per Boe, for the first quarter of 2013 from $15.68 per Boe in the fourth quarter of 2012 on a pro forma basis.”

HORIZONTAL DRILLING UPDATE – 15 WELLS UNDER DEVELOPMENT

During the first quarter of 2013, Diamondback concentrated its horizontal drilling activity in the Wolfcamp B shale, where it currently operates one rig in Midland County and another in Upton County. Diamondback plans to add a third horizontal rig in early Q3 2013.

As of May 6, 2013, Diamondback had drilled (or was a non-operating partner in drilling) a total of 13 horizontal Wolfcamp B wells with lateral lengths ranging from 3,733’ to 7,441’.

Horizontal Focus: Midland County

			Peak	Peak
	Lateral	Number of	24-HR IP	30 day IP
	Length	Stages	(Boe/d)	(Boe/d)	% Oil(b)
Kemmer 4209H(a)	3,733’	15	892	712	85%
ST NW 2501H	4,451’	19	1054	655	90%
ST NW 2502H	4,351’	16	651	500	88%
Sarah Ann 3812H(a)	4,830’	18	892	711	88%
ST W 4301H	7,141’	Well Drilled; 29 Stage Frac Completed
ST W 701H	~7,500’	Well Drilled; 30 Stage Frac Scheduled May 27, 2013

Horizontal Focus: Upton County

			Peak	Peak
	Lateral	Number of	24-HR IP	30 day IP
	Length	Frac Stages	(Boe/d)	(Boe/d)	% Oil(b)
Janey 16H	3,842’	16	618	486	86%
Neal A Unit 8 1H	7,441’	32	871	697	87%
Janey 3H	4,441’	19	572	488	82%
Neal B Unit 8 2H	6,501’	26	1134	N/A(c)	88%(d)
Kendra A Unit 1H	7,411’	Flowback Operations Underway
Jacee A Unit 1H	~7,500’	Currently Completing 28 Stage Frac
Janey 2H	4,570’	Well Drilled; Frac Scheduled

(a)	Non-Operated
(b)	During the period for which the 30 day IP rate is presented
(c)	Well was completed on 4/7/13 and started cutting oil on 4/14/13. A peak 30 day IP rate is not available.
(d)	On 24 hour peak IP rate
VERTICAL DRILLING UPDATE – COSTS COMING DOWN / EFFICIENCIES UP

During the first quarter of 2013, the Company drilled 14 vertical wells while running an average of two rigs. Diamondback reached TD in an average of nine days (down from an average of 11 days in Q4 2012), with three of those recent vertical wells reaching TD in less than eight days. Diamondback anticipates drilling a total of 35-40 gross vertical wells during 2013.

PRODUCTION (unaudited)

		Pro Forma[1]	Historical
	1st Quarter	4th Quarter	4th Quarter
	2013	2012	2012

Production Volumes
Oil (MBbls)	301.0	287.5	272.1
Gas (MMcf)	351.0	356.7	339.1
Liquids (MBbls)	71.3	75.9	73.1
Oil Equivalents (MBoe)	430.8	422.8	401.7

Avg. Daily Production (MBoe/d)	4.8	4.6	4.4

Average Realized Price
Oil (per Bbl)	$83.89	$81.60	$81.44
Oil with Effect of Hedges (per Bbl)	$78.76	$77.87	$77.50
Natural Gas (per Mcf)	$3.28	$3.17	$3.37
Natural Gas Liquids (per Bbl)	$35.12	$32.38	$33.69
Oil Equivalents (per Boe)	$67.09	$63.96	$64.14
Oil Equivalents with Effect of Hedges (per Boe)	$63.51	$61.43	$61.47

¹The Company completed its acquisition of certain oil and natural gas properties from Gulfport Energy Corporation (“Gulfport”) on October 11, 2012. Pro forma production information presented in this release gives effect to this acquisition as if it had occurred as of January 1, 2012.

The Company’s first quarter 2013 exit rate production was 5.5 Mboe/d, up 21% from pro forma fourth quarter 2012 exit rate production of 4.5 Mboe/d. Q1 2013 exit oil rate of production was up 38% to 4.1 Mbo/d, compared to the Q4 2012 exit oil rate, reflecting the high oil percentage from horizontal wells.

FINANCIAL HIGHLIGHTS
First quarter 2013 income before income taxes was $8.6 million. The Company’s net income after taxes was $5.4 million.

First quarter 2013 EBITDA was $20.3 million and first quarter 2013 revenues were $28.9 million.

As of March 31, 2013, Diamondback had $36.5 million drawn on its revolving credit facility. The Company’s borrowing base recently increased by 33% to $180 million from $135 million in connection with its spring redetermination.

During the first quarter of 2013, capital expenditures were approximately $74.1 million, which included approximately $53.0 million for drilling and completion, $18.6 million to Gulfport for the final settlement of a post-closing cash adjustment in connection with the acquisition of its properties and the remainder for infrastructure, facilities and acquisitions.

FULL YEAR 2013 GUIDANCE

2013 guidance remains unchanged at this time.

2013 Guidance
Production	7,200 - 7,500 Boe/d
Capital Expenditures	$270 - $300 million
Horizontal Per Well Costs	$7.5 - $8.5 million
Vertical Per Well Costs	$2.0 - $2.2 million
Direct Lease Operating Expense	$8.50 - $10.00/ Boe
Indirect Operating Expense (Ad valorem and overhead)	$2.50 - $3.00 / Boe
Production Tax	4.6% oil, 7.5% gas and NGLs
General and Administrative Expensives	$3.00 - $5.00 / Boe
Depreciation, Depletion and Amortization Expenses	$22.00 - $25.00 / Boe

CONFERENCE CALL
Diamondback will host a conference call with investors and analysts to discuss its first quarter 2013 results on May 8, 2013, at 10:00 a.m. ET. Interested parties should call (877) 440-7573 (United States/Canada) or (253) 237-1144 (International) and utilize the confirmation code 59387191. A live broadcast of the earnings conference call will also be available via the internet at www.diamondbackenergy.com under the “Investor Relations” section of the site. A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 59387191. The recording will be available from 1:00 p.m. ET on Wednesday, May 8, 2013 through Tuesday, May 14, 2013 at 11:59 p.m. ET. The webcast will be archived on the Company’s website for 30 days.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company focused on the acquisition, development, exploration and exploitation of unconventional onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback’s activities are primarily focused on the Clearfork, Spraberry, Wolfcamp, Cline, Strawn and Atoka formations, which we refer to collectively as the Wolfberry play.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. These forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the Company’s filings with the Securities and Exchange Commission (“SEC”), including its Form 10-K, that could cause actual results to differ materially from those projected. These filings are available for free at the SEC’s website (http://www.sec.gov). Any forward-looking statement made in this new release speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Diamondback Energy, Inc.
Consolidated Statements of Operations
(unaudited, in thousands)
	Three months ended March 31, 2013	Three months ended March 31, 2012(1)
Revenues:
Oil and natural gas revenues	$28,909	$16,351
Operating Expenses:
Lease operating expense	5,435	2,789
Production taxes	1,427	797
Gathering and transportation expense	133	67
Depreciation, depletion and amortization	10,738	4,757
General and administrative	2,471	1,184
Asset retirement obligation accretion expense	43	20
Total expenses	20,247	9,614
Income from operations	8,662	6,737
Other income	389	425
Net interest income (expense)	(485)	(880)
Loss on derivative instruments	(8)	(4,792)
Loss from equity investment	―	(13)
Total other income (expense)	(104)	(5,260)
Net income before income tax	8,558	1,477
Income tax provision	3,162	―
Net income	$5,396	$1,477
Earnings per common share basic and diluted	$0.15

Weighted average number of basic shares outstanding	37,059,071

Weighted average number of diluted shares outstanding	37,205,690

¹The company does not include earnings per common share basic and diluted, weighted average number of basic shares outstanding or weighted average number of diluted shares outstanding for the three months ended March 31, 2012 as Diamondback was not yet a public company and its assets and operations were owned by a limited liability company.

Non-GAAP Financial Measures
EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDA as net income (loss) plus gain (loss) on derivative contracts, interest expense, depreciation, depletion and amortization, equity based compensation, asset retirement obligation, accretion expense and deferred income tax provision. EBITDA is not a measure of net income (loss) as determined by United States’ generally accepted accounting principles, or GAAP. Management believes EBITDA is useful because it allows it to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. The Company excludes the items listed above from net income (loss) in arriving at EBITDA because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of EBITDA. The Company’s computations of EBITDA may not be comparable to other similarly titled measure of other companies or to such measure in our credit facility.

The following table presents a reconciliation of the non-GAAP financial measure of EBITDA to the GAAP financial measure of net income.
Diamondback Energy, Inc.
Reconciliation of EBITDA to Net income
(in thousands)

Three months ended March 31, 2013
Net income	$5,396
Loss on derivatives	8
Interest expense	485
Depreciation, depletion and amortization	10,738
Non-cash equity-based compensation expense	655
Capitalized equity-based compensation expense	(197)
Asset retirement obligation accretion expense	43
Deferred income tax provision	3,162
EBITDA	$20,290